Exhibit 10.40

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT No. 5 to Vendor Terms Agreement

January 1, 2022

Milk Makeup, LLC
568 Broadway Avenue, Suite 700
New York, NY 10012

Dear Milk Makeup,

This letter serves as the fifth Amendment (“Amendment No. 5”) to and forms part of the Vendor Terms Agreement between Milk Makeup, LLC (“Vendor”) and Sephora USA, Inc. (“Sephora”), effective September 1, 2015, as amended (the “Agreement”). A copy of the Agreement and Amendments No. 1 through No. 4 have been included with this letter for your reference. To the extent any of the terms and conditions contained in this Amendment contradict or conflict with any of the terms or conditions of the Agreement, it  is expressly understood and agreed that the terms of this Amendment shall take precedence and supersede the Agreement.

For good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and effective January 1, 2022, the parties wish to amend the Agreement as follows:

1.
Margin: Vendor Trade Discount shall be suggested retail less [***] throughout the duration of the Exclusivity Period defined herein. The parties agree to begin re-negotiating such Vendor Trade Discount in good faith as least sixty (60) days prior to the end of the Exclusivity Period. For avoidance of doubt, the margin is applicable to all orders shipped from January 1st, 2022 onwards.

2.
Co-op Marketing: In exchange for [***] USD in financial brand support (e.g. digital advertising plans, store fixtures / Animation co-op, marketing initiatives) in calendar year 2022 and a minimum of [***] USD in 2023.

3.
Right of Exclusivity: The exclusivity in favor of Sephora as agreed to by the Parties in the Amendment No. 4 shall be consistent and continued through December 31, 2023 (the “Exclusivity Period”), unless earlier terminated by Sephora in accordance with the Account Termination provision of the Agreement or unless agreed to otherwise in writing. A one year extension to the exclusivity can be achieved if mutually agreed sales targets are on-track to be achieved at time of negotiation. Amazon and direct television retailing (e.g. QVC/HSN) are channels which will be excluded from this clause.

4.
Sephora in JCP inventory: All remaining in inventory of Milk Makeup within JCP (stores or warehouse) will be absorbed by Sephora US and not returned to Milk Makeup upon the exit of Sephora from JCP locations.

By executing this Amendment, Vendor agrees to these terms and acknowledges that all other terms of the Agreement remain intact and in full force and effect. Please have a duly authorized representative sign where indicated and return a copy of this letter to our offices.

We look forward to our continued partnership!

Best,

/s/ Artemis Patrick

Artemis Patrick

Chief Merchandising Officer

Sephora USA, Inc.

cc:	, Merchant

Enclosed: Vendor Terms Agreement and Amendments

IN WITNESS WHEREOF, the parties executed this Amendment through their duly authorized representatives.

Milk Makeup

By:	/s/ Steve Nguyen	Date:	2/1/2022
Name:	Steve Nguyen
Title:	CFO